Exhibit 99.3

Confidence to Strengthen and Grow

Good morning.

I’m honored and humbled to be with you today to report on the financial health of your company – and to share information on the future of CHS and our commitment to maintaining a solid financial foundation from which to strengthen and grow this cooperative enterprise.

Four years ago, I stood here at this podium for the first time. I was the new guy in town with no track record at CHS, but grateful for the opportunity I saw in front of me and the opportunities I saw for this farmer-owned organization.

Four years, and a few gray hairs later, I still feel the same way. CHS is a remarkable company with committed and engaged stakeholders, and an important mission of helping our farmer- and rancher-owners grow. I’m proud to be part of this. Yes, fiscal 2017 was a challenging year for CHS, but as I deliver this report to you, I do so humbled, yet with a sense of confidence and an optimistic outlook.

We are headed in the right direction. We know our challenges and we are proceeding with determination and clarity to address these gaps.

We know returning CHS to a position of growth and financial flexibility will take time, we are committed to doing this with transparency, candor and a focus on operational excellence.

And, while we do not underestimate our challenges, we’re facing them with confidence and optimism that we can – as our annual meeting theme states – strengthen and grow.

With this in mind, let me recap our fiscal 2017 financial results, including some disappointing specific events or “gaps,” that significantly affected these results. And, I will outline some of the steps we’re taking to close these and to prevent them from happening again.

We can’t change market dynamics in agriculture and energy, but we can ensure we’re responding to the environment in a disciplined manner. After much reflection, I think it can, really, be boiled down to a single word that I used a moment ago: CONFIDENCE. To strengthen and grow CHS, it’s imperative that we have confidence and optimism.

In her book, “Confidence: How Winning Streaks and Losing Streaks Begin and End,” the renowned business professor Rosabeth Moss Kanter brings some clarity to the concept of confidence and the risks of having too much or too little.

She describes confidence as “the sweet spot” between failing to recognize your flaws or weaknesses at one extreme, and the inability to identify any of your strengths at the other.

While there’s plenty of space between overconfidence and lack of confidence, it’s important that CHS identify and land on its own

“sweet spot” as we move through challenges in order to strengthen and grow. I am confident and optimistic about both what we must do and how we will do it.

We are already moving in the right direction.

Earlier this morning, Dan described CHS’ 2018 priorities and provided excellent examples of how we are working to strengthen relationships with you, our owners. I want to brief you on our other two priorities: sharpening operational excellence and restoring financial flexibility.

First, let’s recap the financial challenges we experienced this past fiscal year.

Over the past four quarters, we have reported on the loan loss reserve associated with loans to a single large producer in Michigan. In the first quarter of fiscal 2018, CHS sold the remaining outstanding loan portfolio. With this transaction, the buyer assumed all of CHS Capital’s rights and obligations for the loan portfolio with this producer, including a collateral first lien position on the 2017 crop.

CHS Capital also owns approximately 14,000 acres of land and improvements that were previously owned by this producer and conveyed to CHS Capital in May 2017 in return for comparable value loan forgiveness.

We have developed a plan for the land, which includes renting it out in the near term and selling it over time. I want to stress that this is a short-term arrangement. CHS is not permanently entering the land management business.

Our goal in addressing the large producer loan issue is to achieve the best possible outcome for CHS and its owners. I believe the sale of the outstanding loan portfolio is an important step in moving forward with confidence.

The second significant event occurred when Seara, a long-time grain originator and supply chain partner in Brazil, filed for bankruptcy-like proceedings under Brazilian law.

CHS Brazil had maintained a grain origination relationship with Seara for more than a decade. The $230 million charge in the third quarter of fiscal 2017 represents the full value of the advances and financing CHS had extended to Seara. CHS is a secured creditor of certain Seara affiliate companies that are part of the proceedings. Any recovery CHS Brazil receives will be recognized as income.

We are actively managing the situation to reduce the ultimate loss that CHS incurs. And our Brazilian affiliate continues to operate its grain origination business.

Together, the situation in Brazil and the large producer loan loss highlight certain “gaps” that CHS has in its credit management practices. This is clearly unacceptable. We are refocusing, prioritizing and improving our credit risk management framework, policy and practices.

A third event was a result of impairment charges we took on certain business operating assets.

In total, CHS incurred $481 million in specific event-related charges in fiscal 2017. I want to assure you that we are taking strong and decisive actions to avoid repeating these mistakes. This is a high priority and we have unwavering focus. Restoring financial flexibility to CHS is our number-one financial priority and I am confident we are on the right path.

Let me detail how we’re going to make this happen:

First, we will continue to keep a sharp eye on managing our controllable operating expenses. We are holding our expenses flat for the third year in a row and we will continue to optimize operating expenses and drive productivity going forward. Optimizing overhead and effective cost control are basic blocking and tackling. This is what you should expect of your management team and of all of us at CHS.

Second, we are improving working capital management to ensure we maintain appropriate levels of liquidity and operational flexibility. We have some work to do here, as we’ve leaned hard on working capital efficiency for the past two years. Recent announcements regarding divestitures in our Processing and Food Ingredients business are examples of the actions we are taking to balance our use of both permanent and working capital on behalf of our owners.

Third, we’re limiting capital investment for the foreseeable future to projects connected to safety, meeting regulatory needs and maintenance.

Fourth, in collaboration with your CHS Board Capital Committee, we made difficult equity management decisions for fiscal 2017. As Dan outlined in his remarks:

•               We have retained 10 percent of patronage-sourced earnings for the unallocated reserve.

•               There will be no cash patronage paid in fiscal 2018 for fiscal 2017 performance.

•               CHS will issue 100 percent non-qualified equity certificates for the fiscal 2017 patronage-based earnings.

•               We are prioritizing equity redemption for estates, and have set a $10 million redemption cap.

•               There will be no age-of-equity revolvement this year.

•               And we will pass through approximately $271 million from the IRS Section 199 Domestic Production Activities tax deduction to eligible owners.

And, fifth, we have conducted our strategic asset review to ensure that our major assets are delivering the performance we all expect. This ongoing process will guide us as we selectively monetize assets to help restore financial flexibility. Proceeds from these transactions are being used to pay down long-term debt during fiscal 2018.

It took a lifetime for CHS to build the strong balance sheet that we enjoy today. While the challenging events of the past year have consequences, and have constrained our near-term financial flexibility, I want to assure you that the CHS financial foundation remains solid. We are taking the essential steps to restore strength and close gaps. Equally important, we are focused on preparing to grow again.

One action we’ve already taken to enhance operational excellence as we restore financial flexibility is creating a credit center of excellence. In collaboration with our businesses, we will close gaps in credit management that exist across CHS. This includes adding additional oversight by the CHS Board’s Audit Committee and externally benchmarking our credit management practices.

We intend to find that sweet spot -- optimizing credit risk management in a way that helps our owners grow, while at the same time effectively managing credit risk across the CHS system.

We are working hard to regain your confidence. We are aggressively working in these areas and we believe they can make a real difference. Here are three things we commit to do:

One: We will be candid and transparent, with clarity around what happens first, second and far down the road. The accountability and assurance that comes with better process, rigor and risk management will bear fruit.

Two: We will have discipline in process, reporting and structure to do what’s right and stick to our priorities, strengthening in order to grow with our owners.

Three: We will bring intense rigor to all that we do, learning as we go and applying that learning to develop and build cooperative system strength that more effectively manages risk going forward.

We are developing better, more insightful reporting. Senior leadership and the CHS Board will receive timely and appropriate reporting. This transparency and collaboration will serve all our businesses as we manage risks, restore financial flexibility, strengthen and grow.

Now let’s briefly recap the numbers for fiscal 2017.

While many CHS businesses recorded solid performance in fiscal 2017, our year-over-year earnings declined due to the specific events I referenced earlier. Our consolidated revenues were $31.9 billion, about 5 percent higher than fiscal 2016 revenue. And, our net income for fiscal 2017 was $127.9 million, compared to fiscal 2016 net income of $424.2 million.

Including the specific event charges described earlier, CHS experienced a loss before income taxes of $54.8 million for fiscal 2017 versus last fiscal year’s income before income taxes of almost $420 million.

In Energy, year-over-year pre-tax income declined 72 percent to $76.9 million, reflecting lower margins in refining and charges related to stopping a major project at the Laurel, Montana, refinery. Higher demand for refined fuels and other energy products helped maintain volumes across our Energy business.

In Ag, we ended fiscal 2017 with a loss before income taxes of $230.8 million compared with income before income taxes of almost $31 million in fiscal 2016. The effects of the specific events described earlier, which reduced Ag earnings, were partially offset by higher margins and volumes in our Grain Marketing and Country Operations businesses. Crop nutrients and renewable fuels also recorded increased volumes and margins over fiscal 2016.

Lower prices for urea and UAN contributed to lower returns in Nitrogen Production, represented by the CHS investment in CF Industries Nitrogen, LLC, or CF Nitrogen. For the year, Nitrogen Production pre-tax income was $29.7 million versus $34.1 million in fiscal 2016. The decline was partially offset by a $30.5 million gain from an embedded derivative associated with CF Nitrogen.

Our Foods segment, which represents our investment in Ventura Foods, LLC, generated pre-tax income of $26 million, compared to approximately $65 million the previous fiscal year, largely a reflection of reduced margins.

And finally, in Corporate and Other, which includes our investment in the Ardent Mills wheat milling joint venture and our financing, hedging and insurance operations, delivered higher pre-tax income in fiscal 2017 of $43.4 million versus just under $15 million the previous fiscal year.

When it comes to restoring financial flexibility, we know this is a journey with both short-term and long-term objectives. In the short-term, we will maintain ample committed bank credit to ensure strong liquidity. We will also generate cash to pay down funded debt, focusing on reducing our debt-to-cash flow ratio, so that it stays well below the bank covenant, and returning this metric to within our more conservative internal guardrail.

Longer term, we must earn returns above our cost of capital. And we will fortify the CHS credit profile. We realize that achieving these longer-term financial flexibility goals will take time, hard work, discipline and focus. I have confidence and I am optimistic that we will get the job done.

When I reflect upon my own life experiences, it’s the hard lessons that taught me the most. You know, those “character building” experiences. I truly believe that by working through this difficult and challenging period and addressing our gaps, we are becoming a stronger CHS.

We will emerge from this positioned for growth – thoughtful, prudent, realistic, profitable growth that adds value for our current and next-generation owners.

And we pledge to you that we will work to get both the big things and the small things right to make this system better for all of our stakeholders.

Each one of us can play a role in this important journey.

In her book “Confidence,” Rosabeth Moss Kanter concludes that those faced with problems – whether as individuals or businesses -- are better able to improve their situations when they keep clear heads and deeply analyze their circumstances and potential solutions, rather than jumping quickly to simple fixes.

I believe we’re doing that. Fiscal 2017 was challenging, but we are addressing our situation with the right balance of thoughtfulness and well-considered, timely, decisive action. We are headed in the right direction and we are restoring financial flexibility.

We understand that we must act with rigor to restore confidence – not over-promising or under-delivering, but finding that sweet spot that will help build our cooperative system today and for future generations. We are strengthening your company, and we will be ready to grow when the time is right.

Thank you.